Exhibit 99.1

Sierra Oncology Reports Second Quarter Results

- SRA737 Monotherapy trial prioritized for ovarian cancer; targeting enrollment of 65 patients with preliminary data anticipated in H1 2019 -

- SRA737 LDG Combination trial to be amended and prioritized to include 20 patient ovarian cancer cohort -

- SRA737 + PARPi combination trial expected to be initiated in Q4 2018 -

- SRA141 IND expected to be submitted in H2 2018 –

- $125.4 million cash expected to fund programs through approximately mid-2020 -

VANCOUVER, August 9, 2018 – Sierra Oncology, Inc. (Nasdaq: SRRA), a clinical stage drug development company focused on advancing next generation DNA Damage Response (DDR) therapeutics for the treatment of patients with cancer, today reported its financial and operational results for the second quarter ended June 30, 2018.

“We continue to advance our lead drug candidate, SRA737, across three distinct clinical development strategies; as a monotherapy, in combination with low dose gemcitabine, and in combination with a PARP inhibitor. During the second quarter, we further refined our monotherapy study to focus on high grade serous ovarian cancer (HGSOC), supported by emerging data in the field that provides clinical validation for Chk1 inhibition in this indication. Accordingly, we are prioritizing the enrollment of approximately 65 genetically defined HGSOC patients into this trial, while continuing to enroll patients into the trial’s other indications, although with lower priority,” said Dr. Nick Glover, President and CEO of Sierra Oncology. “However, given that this amendment will require time to operationalize, we anticipate preliminary data from our monotherapy trial will be reported in the first half of 2019.”

“Drug resistance to current therapies, including the recently licensed PARP inhibitor class, is almost inevitable in patients with advanced ovarian cancer, driving an acute need for novel and innovative approaches to treat these patients,” said Dr. Rebecca Kristeleit, Senior Clinical Lecturer in Experimental Therapeutics, Cancer Institute, University College London. “A study examining the therapeutic benefit of an oral Chk1 inhibitor in patients with HGSOC is a promising approach and Sierra’s commitment to prospectively selecting patients with the genetic contexts most likely to synergize with Chk1 inhibition is particularly compelling. I am very pleased to be actively involved in this clinical effort and able to provide this trial option for patients.”

Sierra is now also planning to include and prioritize for ovarian cancer patients in its combination trial of SRA737 potentiated by low dose gemcitabine. The company recently reported having commenced the Cohort Expansion Phase 2 portion of this trial, which is targeting enrollment of 80 patients across four indications. Sierra plans to modify this study to add and prioritize enrollment for a cohort of 20 genetically defined HGSOC patients, replacing an originally proposed cohort of urothelial cancer patients. Preliminary data from this trial is now also anticipated to be reported in the first half of 2019.

Sierra is also continuing to prepare for the planned initiation of a combination trial of SRA737 with the PARP inhibitor niraparib (TESARO’s ZEJULA®), which is being supplied under a previously announced agreement with Janssen Research & Development, LLC. The multicenter Phase 1b/2 study will evaluate this combination in subjects with metastatic castration-resistant prostate cancer (mCRPC) and is expected to initiate in the fourth quarter of 2018, to be led by Professor Johann de Bono, Regius Professor of Cancer Research, Head of the Division of Clinical Studies and Professor in Experimental Cancer Medicine at The Institute of Cancer Research and The Royal Marsden NHS Foundation Trust.

Sierra is also advancing SRA141, a potent, selective, orally bioavailable small molecule inhibitor of cell division cycle 7 kinase (Cdc7). The company has completed all gating preclinical research for SRA141 and plans to submit an Investigational New Drug Application (IND) to the U.S. Food and Drug Administration (FDA) in the second half of 2018 in order to commence clinical trials with this drug candidate.

Second Quarter 2018 Financial Results (all amounts reported in U.S. currency)

Research and development expenses were $8.8 million for the three months ended June 30, 2018, compared to $7.2 million for the three months ended June 30, 2017. The increase was primarily due to an increase of $1.7 million in clinical trial costs related to SRA737 and a $0.5 million increase in personnel-related and overhead costs, partially offset by a decrease of $0.6 million in third-party manufacturing costs related to SRA737 and SRA141. Research and development expenses included non-cash stock-based compensation of $1.2 million and $1.0 million for the three months ended June 30, 2018 and 2017, respectively.

Research and development expenses were $17.1 million for the six months ended June 30, 2018, compared to $15.2 million for the six months ended June 30, 2017. The increase was primarily due to an increase of $3.4 million in clinical trial costs for SRA737 and a $0.7 million increase in personnel-related and overhead costs, partially offset by decreases of $1.5 million in third-party manufacturing costs related to SRA737 and SRA141, and $0.7 million in research, preclinical and other support costs. Research and development expenses included non-cash stock-based compensation of $2.2 million and $2.0 million for the six months ended June 30, 2018 and 2017, respectively.

General and administrative expenses were $4.2 million for the three months ended June 30, 2018, compared to $3.3 million for the three months ended June 30, 2017. This increase was primarily due to increases in personnel-related costs, professional fees and allocated overhead. General and administrative expenses included non-cash stock-based compensation of $0.6 million and $0.5 million for the three months ended June 30, 2018 and 2017, respectively.

General and administrative expenses were $7.6 million for the six months ended June 30, 2018, compared to $6.4 million for the six months ended June 30, 2017. This increase was primarily due to increases in personnel-related costs, professional fees and allocated overhead. General and administrative expenses included non-cash stock-based compensation of $1.1 million and $1.0 million for the six months ended June 30, 2018 and 2017, respectively.

For the three months ended June 30, 2018, Sierra incurred a net loss of $12.0 million compared to a net loss of $10.3 million for the three months ended June 30, 2017. For the six months ended June 30, 2018, Sierra incurred a net loss of $23.5 million compared to a net loss of $21.4 million for the six months ended June 30, 2017.

Cash and cash equivalents totaled $125.4 million as of June 30, 2018, compared to $100.3 million as of December 31, 2017. This increase was due to an underwritten public offering completed in March 2018 pursuant to which the company raised net proceeds of $46.0 million, net of underwriting discounts, commissions and offering expenses. The company believes that its existing cash and cash equivalents will be sufficient to fund current operating plans through approximately mid-2020. At June 30, 2018, there were 74,334,181 shares of common stock issued and outstanding and stock options to purchase 10,569,959 shares of common stock issued and outstanding.

About Sierra Oncology

Sierra Oncology is a clinical stage drug development company advancing next generation DDR therapeutics for the treatment of patients with cancer. Our lead drug candidate, SRA737, is a potent, highly selective, orally bioavailable small molecule inhibitor of Checkpoint kinase 1 (Chk1), a key regulator of cell cycle progression and the DDR Replication Stress response. SRA737 is currently being investigated in two Phase 1/2 clinical trials in patients with advanced cancer: SRA737-01, a monotherapy study evaluating SRA737 in patients with tumors identified to have genetic aberrations hypothesized to confer sensitivity to Chk1 inhibition via synthetic lethality; and SRA737-02, a drug combination study evaluating SRA737 potentiated by low dose gemcitabine. Sierra is also preparing for potential clinical studies of SRA737 in combination with other agents where there is a strong biological rationale for synergy with Chk1 inhibition, such as immune oncology therapeutics and other DDR inhibitors including PARP inhibitors.

Sierra Oncology is also advancing SRA141, a potent, selective, orally bioavailable small molecule inhibitor of Cell division cycle 7 kinase (Cdc7) undergoing preclinical development. Cdc7 is a key regulator of DNA replication and is involved in the DDR network, making it a compelling emerging target for the potential treatment of a broad range of tumor types. For more information, please visit www.sierraoncology.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding Sierra Oncology’s market and industry position, expectations from current data, anticipated clinical development activities, expectations regarding when trial data may be reported, use and adequacy of existing cash and cash equivalents, and potential benefits of Sierra Oncology’s product candidates. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that Sierra Oncology may be unable to successfully develop and commercialize product candidates, SRA737 and SRA141 are at early stages of development and may not demonstrate safety and efficacy or otherwise produce positive results, Sierra Oncology may experience delays in the preclinical and anticipated clinical development of SRA737 or SRA141, Sierra Oncology may be unable to acquire additional assets to build a pipeline of additional product candidates, Sierra Oncology’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, Sierra Oncology’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, Sierra Oncology may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in Sierra Oncology’s filings with the Securities and Exchange Commission from time to time. Sierra Oncology undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

SIERRA ONCOLOGY, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$125,425	$100,348
Prepaid expenses and other current assets	2,423	1,377

Total current assets	127,848	101,725
Property and equipment, net	121	154
Other assets	578	319

TOTAL ASSETS	$128,547	$102,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$6,774	$6,133
Accounts payable	1,122	1,339

Total current liabilities	7,896	7,472

TOTAL LIABILITIES	7,896	7,472

STOCKHOLDERS’ EQUITY:
Common stock	74	52
Additional paid-in capital	768,139	718,751
Accumulated deficit	(647,562)	(624,077)

TOTAL STOCKHOLDERS’ EQUITY	120,651	94,726

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$128,547	$102,198

SIERRA ONCOLOGY, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$8,785	$7,194	$17,119	$15,202
General and administrative	4,178	3,283	7,598	6,429

Total operating expenses	12,963	10,477	24,717	21,631

Loss from operations	(12,963)	(10,477)	(24,717)	(21,631)
Other income	582	185	854	281

Loss before provision for (benefit from) income taxes, net	(12,381)	(10,292)	(23,863)	(21,350)
Provision for (benefit from) income taxes, net	(421)	37	(378)	71

Net loss	$(11,960)	$(10,329)	$(23,485)	$(21,421)

Net loss per common share, basic and diluted	$(0.16)	$(0.20)	$(0.35)	$(0.45)

Weighted-average shares used in computing net loss per common share, basic and diluted	74,320,415	52,268,443	67,061,904	47,459,428

Contact:

James Smith

Vice President, Corporate Affairs

Sierra Oncology

604.558.6536

investors@sierraoncology.com